UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 19, 2017

(Date of Report (Date of Earliest Event Reported))

LA-Z-BOY INCORPORATED

(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

One La-Z-Boy Drive, Monroe, Michigan	48162-5138
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code (734) 242-1444

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On December 19, 2017, La-Z-Boy Incorporated (the “Company”) and most of its domestic subsidiaries (collectively, the “Loan Parties”), signed a $150 million Second Amended and Restated Credit Agreement (the “Amended Agreement”) with Wells Fargo Capital Finance, LLC, as administrative agent and lender, and the financial institutions named therein (the “Lenders”). The Amended Agreement amends the $150 million Amended and Restated Credit Agreement dated as of October 19, 2011, among the Company, most of its domestic subsidiaries, the financial institutions listed therein, and Wells Fargo Capital Finance Corporation, LLC, as administrative agent, as amended on December 30, 2014 (the “Prior Agreement”). The Amended Agreement extends the maturity date of the revolving credit facility from December 30, 2019, to December 19, 2022. At the time the Amended Agreement became effective, there were no amounts outstanding under the Prior Agreement.

The Amended Agreement is a revolving credit facility with a commitment of $150 million. The Amended Agreement continues to be secured primarily by all of the Loan Parties’ accounts receivable, inventory, cash deposit and securities accounts.

Availability under the Amended Agreement will continue to vary based on a borrowing base calculation consisting of eligible accounts receivable and inventory. Interest on LIBOR Rate loans under the Prior Agreement varied from LIBOR plus 1.25% to 1.75% based on average Excess Availability (as defined). As a result of the Amended Agreement, the margin on Libor Rate loans, which continues to be based on average Excess Availability, will vary between LIBOR plus 1.00% to 1.50%. Interest on Base Rate loans under the Prior Agreement varied from 0.00% to 0.50% over the Base Rate also based on average Excess Availability. As a result of the Amended Agreement, the margin on Base Rate loans, which continues to be based on average Excess Availability, will vary between minus 0.25% and plus 0.25%.  The Base Rate is the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the one-month LIBOR Rate plus 1%; and (c) the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate.”

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the complete text of the Amended Agreement. A copy of the Amended Agreement is filed as Exhibit 4.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders

The Amended Agreement described under Item 1.01 allows the Company to pay dividends or repurchase shares from time to time, so long as at the time of such dividend or repurchase, the Company is not in Default (and no Default or Event of Default would be caused by paying the dividend or repurchasing the shares) and (i) Excess Availability exceeds 17.5% of the revolving credit commitment; or (ii) (A) Excess Availability exceeds 12.5% of the revolving credit commitment, and (B) the Fixed Charge Coverage Ratio (as defined) is greater than or equal to 1.00:1.00 calculated on a pro-forma basis. The Prior Agreement prohibited dividends or share repurchases at any time when Excess Availability fell below 17.5% of the revolving credit commitment or the Company failed to maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 on a pro forma basis. Currently, the Amended Agreement would not prohibit the Company from paying dividends (nor would the Prior Agreement have had that effect). The future payment of dividends is within the discretion of our Board of Directors and will depend, among other factors, on our earnings, capital requirements, and operating and financial condition, as well as Excess Availability and Fixed Charge Coverage Ratio under the Amended Agreement.

Item 9.01 Financial Statements and Exhibits

(d)       The following exhibit is furnished as part of this report:

Description
4.1

Second Amended and Restated Credit Agreement dated as of December 19, 2017, among La-Z-Boy Incorporated, certain of its subsidiaries, the lenders named therein, and Wells Fargo Capital Finance, LLC, as administrative agent for the lenders

EXHIBIT INDEX

Exhibit No.	Description
4.1

Second Amended and Restated Credit Agreement dated as of December 19, 2017, among La-Z-Boy Incorporated, certain of its subsidiaries, the lenders named therein, and Wells Fargo Capital Finance, LLC, as administrative agent for the lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED
(Registrant)

Date: December 21, 2017

BY:	/s/ Lindsay A. Barnes
Lindsay A. Barnes
Vice President, Corporate Controller and Chief Accounting Officer